Exhibit 99.2

Contact:

Investors:	News Media:
Jacob Sayer	Linda Megathlin
(508) 236-3800	(508) 236-1761
investors@sensata.com	lmegathlin@sensata.com

Sensata Technologies Holding N.V. Announces Commencement of Secondary Offering by Selling Shareholders

ALMELO, Netherlands, December 3, 2013 — Sensata Technologies Holding N.V. (NYSE: ST) today announced that certain of its existing shareholders (the “Selling Shareholders”) have agreed to sell 15,500,000 ordinary shares in an underwritten public offering. Sensata Technologies will not receive any proceeds from this offering. The offering is expected to close on December 6, 2013.

BofA Merrill Lynch and Citigroup are acting as underwriters of the offering. The underwriters may offer the ordinary shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The last reported sales price of Sensata Technologies’ ordinary shares on December 2, 2013 was $38.92 per share.

In addition, Sensata Technologies has entered into a share repurchase agreement with one of the Selling Shareholders to repurchase 4,500,000 of its ordinary shares concurrently with the closing of the underwritten offering. The share repurchase will be effected in a private, non-underwritten transaction at a price per share equal to the price per share being paid by the underwriters to the Selling Shareholders in the offering. Sensata Technologies expects to fund the repurchase from cash on hand. The closing of the share repurchase is contingent on the closing of the offering. The closing of the offering is not contingent on the closing of the share repurchase.

An automatic shelf registration statement relating to the ordinary shares of Sensata Technologies to be sold in the offering was filed with the Securities and Exchange Commission (SEC) on February 12, 2013 and became effective upon filing. The offering of these ordinary shares is being made only by means of a prospectus and prospectus supplement. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the prospectus and prospectus supplement may be obtained from BofA Merrill Lynch, Prospectus Department, 222 Broadway, New York, New York 10038, or by emailing dg.prospectus_requests@baml.com, and from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (800) 831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Statements in this release which are not historical facts, such as those that may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties include, but are not limited to, the consummation of the offering by the Selling Shareholders. Forward-looking statements reflect management’s analysis as of the date of this press release. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the SEC. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V., a global industrial technology company, is a leader in the development, manufacture and sale of sensors and controls.

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